Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Brian Carney	Investor Relations:
	Executive Vice President, CFO Jo-Ann Stores, Inc. 330/656-2600 http://www.joann.com	Don Tomoff Vice President, Finance Jo-Ann Stores, Inc. 330/463-6815

JO-ANN STORES ANNOUNCES THIRD QUARTER SALES RESULTS

HUDSON, OH – November 4, 2004 — Jo-Ann Stores, Inc. (NYSE: JAS), the leading national fabric and craft retailer, reported today that October net sales were $160.5 million versus $159.5 million in the same period last year. October same-store sales decreased 0.3% versus a same-store sales increase of 1.1% last year.

For the third quarter, net sales increased 0.2% to $448.3 million from $447.5 million for the same period last year. Same-store sales decreased 0.9% for the quarter, versus a same-store sales increase of 4.2% for the same period last year.

Year-to-date net sales increased 3.6% to $1.22 billion from $1.18 billion in the prior year. Year-to-date same-store sales increased 2.7%, versus a same-store sales increase of 3.1% for the same period last year.

The Company will announce its third quarter earnings on November 15, 2004. In conjunction with the earnings release, investors are invited to listen to the earnings conference call to be broadcast live over the Internet at 4:30 PM Eastern time on November 15, 2004. The earnings release will provide instructions on how to access the call.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 744 Jo-Ann Fabrics and Crafts traditional stores and 114 Jo-Ann superstores.